Exhibit 4.2

L-3 COMMUNICATIONS CORPORATION

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

Sixth Supplemental Indenture

Dated as of June 21, 2016

SIXTH SUPPLEMENTAL INDENTURE dated as of June 21, 2016 among L-3 Communications Corporation, a Delaware corporation (the “Company”), the guarantors listed on the signature pages hereto (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the guarantors listed on the signature pages thereto have heretofore entered into an Indenture, dated as of May 21, 2010 (the “Original Indenture”), with the Trustee;

WHEREAS, the Company and the guarantors listed on the signature pages thereto have heretofore entered into the First Supplemental Indenture to the Original Indenture on May 21, 2010, under which the Company’s 4.75% Senior Notes due 2020 (the “2020 Notes”) were established as a separate Series of Securities under the Original Indenture;

WHEREAS, the Company and the guarantors listed on the signature pages thereto have heretofore entered into the Second Supplemental Indenture to the Original Indenture on February 7, 2011, under which the Company’s 4.95% Senior Notes due 2021 (the “2021 Notes”) were established as a separate Series of Securities under the Original Indenture;

WHEREAS, the Company and the guarantors listed on the signature pages thereto have heretofore entered into the Third Supplemental Indenture to the Original Indenture on November 22, 2011, under which the Company’s 3.95% Senior Notes due 2016 (the “2016 Notes”) were established as a separate Series of Securities under the Original Indenture;

WHEREAS, the Company and the guarantors listed on the signature pages thereto have heretofore entered into the Fourth Supplemental Indenture to the Original Indenture on February 3, 2012, under which certain subsidiaries of the Company became Guarantors (as defined in the Original Indenture) in accordance with the terms of the Original Indenture;

WHEREAS, the Company and the guarantors listed on the signature pages thereto have heretofore entered into the Fifth Supplemental Indenture to the Original Indenture on May 28, 2014, under which the Company’s 1.50% Senior Notes due 2017 (the “2017 Notes”) were established as a separate Series of Securities under the Original Indenture and the Company’s 3.95% Senior Notes due 2024 (the “2024 Notes” and, together with the 2020 Notes, the 2021 Notes, the 2016 Notes, the 2017 Notes, the “Previously Issued Notes”) were established as a separate Series of Securities under the Original Indenture;

WHEREAS, the Original Indenture is incorporated herein by this reference and the Original Indenture, as supplemented by this Sixth Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, under the Original Indenture, the Company, the Guarantors and the Trustee may supplement the Original Indenture without the consent of any Holder to change or eliminate any of the provisions of the Original Indenture, or to add any new provision to the Original Indenture, in respect of one or more Securities; provided that such change, elimination or agreement (A) shall neither (i) apply to any Security outstanding on the date of such indenture supplemental thereto nor (ii) modify the rights of the Holder of any Security with respect to such provision in effect prior to the date of such indenture supplemental thereto or (B) shall become effective only when no Security of such series remains outstanding;

WHEREAS, the changes and eliminations set forth in this Sixth Supplemental Indenture shall not apply to the Previously Issued Notes, and holders thereof will not be entitled to the benefit of any such provision;

WHEREAS, the changes and eliminations set forth in this Sixth Supplemental Indenture shall apply to each series of Securities issued on or after the date hereof, unless such provisions are amended or eliminated hereafter;

WHEREAS, the Company and each Guarantor have delivered to the Trustee such certificates or opinions as may be required and requested pursuant to Section 7.2 of the Original Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Sixth Supplemental Indenture and to make it a legal, valid and binding obligation of the Company and the Guarantors have been done or performed;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree to the following provisions:

Capitalized terms used but not defined herein have the meanings ascribed thereto in the Original Indenture.

ARTICLE I

Amendments to the Original Indenture

SECTION 1.01 Amendment of Section 1.1.

Section 1.1 of the Original Indenture is hereby amended and supplemented by deleting the: (a) definition of “GAAP” contained therein; and (b) definitions of “Attributable Debt,” “Consolidated Net Tangible Assets,” “Depository,” “Government Securities,” “Permitted Liens” and “Principal Property” contained therein and replacing each such definition with the following corresponding definition:

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any time of determination, the present value at that time of the obligation of the lessee for net rental payments (excluding any amounts required to be paid on account of maintenance and repairs, insurance taxes, assessments, water rates and similar charges) during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Consolidated Net Tangible Assets” of any Person as of any date means the total assets of such Person and its Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Subsidiaries is available as of that date, minus all current liabilities (excluding any Indebtedness which, at the option of the borrower, is renewable or extendable to a term exceeding 365 days and which is included in current liabilities and further excluding any deferred income taxes that are included in current liabilities) of such Person and its Subsidiaries reflected on such balance sheet and minus total goodwill and other intangible assets of such Person and its Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP.

“Depository” means, with respect to the Securities of any Series issuable or issued in whole or in part in the form of one or more Global Securities, the Person designated as Depository for such Series by the Company, which Depository, to the extent required by applicable law or regulation, shall be a clearing agency registered under the Exchange Act, and, if so provided with respect to any Security, any successor to such Person. If at any time there is more than one such Person, “Depository” as used with respect to the Securities of any Series shall mean the Depository with respect to the Securities of such Series.

“Government Securities” means (i) in the case of a series of Securities denominated in U.S. dollars, direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit and (ii), in the case of a series of Securities denominated in a Foreign Currency, direct obligations of, or obligations guaranteed by, a national government that has adopted such Foreign Currency as its currency for legal tender, and the payment for which such government pledges its full faith and credit.

“Permitted Liens” means, with respect to each Series of Securities:

(a) Liens securing Indebtedness of the Company or any of its Subsidiaries, which Indebtedness exists on the applicable Issue Date;

(b) Liens securing Indebtedness of any Person that (i) is acquired by the Company or any of its Subsidiaries after the applicable Issue Date, (ii) is merged or amalgamated with or into the Company or any of its Subsidiaries after the applicable Issue Date or (iii) becomes consolidated in the financial statements of the Company or any of its Subsidiaries after the applicable Issue Date in accordance with GAAP; provided, however, that in each case contemplated by this clause (b), such Indebtedness was not incurred in contemplation of such acquisition, merger, amalgamation or consolidation and is only secured by Liens on the Capital Stock and assets of, the Person (and Subsidiaries of the Person) acquired by, or merged or amalgamated with or into, or consolidated in the financial statements of, the Company or any of its Subsidiaries;

(c) Liens on any property existing at the time of the acquisition thereof;

(d) Liens securing Indebtedness (including assumed Indebtedness) of the Company or any of its Subsidiaries incurred to finance (whether prior to or within 365 days after) the acquisition, construction or improvement of assets (whether through the direct purchase of assets or through the purchase of the Capital Stock of any Person owning such assets or through an acquisition of any such Person by merger); provided, however, that such Indebtedness is only secured by Liens on the Capital Stock and assets acquired, constructed or improved in connection with such financing (including the Capital Stock and assets of any Subsidiary of any such acquired Person);

(e) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (a)-(d) above or clause (q) below or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as such Lien is limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced, the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding);

(f) Liens arising from the assignment of moneys due and to become due under contracts between the Company or any Wholly Owned Domestic Subsidiary and the United States of America, any state, commonwealth, territory or possession thereof or any agency, department, instrumentality or political subdivision of any thereof; or Liens in favor of the United States of America, any state, commonwealth, territory or possession thereof or any agency, department, instrumentality or political subdivision of any thereof, pursuant to the provisions or any contract not directly or indirectly in connection with securing Indebtedness; or Liens in favor of any governmental body to secure progress, advance or other payments or the acquisition of real or personal property from such governmental body pursuant to any contract or provision of any statute;

(g) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, workmen’s, repairmen’s and mechanics’ liens, and other similar Liens (including deposits on pledges to obtain the release of such Liens) arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves, to the extent required by GAAP, shall have been set aside;

(h) Liens arising by reason of any judgment, decree or other of any court, so long as any appropriate legal proceedings which may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or so long as the period within which such proceedings may be initiated shall not have expired; any deposit or pledge with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal from any judgment or decree against the Company or any Subsidiary, or in connection with other proceedings or actions at law or in equity by or against the Company or any Subsidiary;

(i) Liens, charges and encumbrances incidental to construction, to the conduct of business or the ownership of property of the Company or any Subsidiary which were not incurred in connection with the borrowing of money or the obtaining of advance or credits or the acquisition of property and do not in the aggregate materially impair the use of any Principal Property for the purposes for which it is held or which are being contested in good faith by the Company or such Subsidiary;

(j) Liens to secure intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries;

(k) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit and reimbursement obligations with respect thereto issued to assure payment of such obligations);

(l) banker’s liens and rights of setoff arising by operation of law and contractual rights of setoff;

(m) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(n) Liens created for the benefit of (or to secure) the Securities of such Series (or the Guarantees);

(o) Liens in favor of the Trustee granted in accordance with this Indenture;

(p) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor; and

(q) other Liens, in addition to those permitted in clauses (a) through (p) above, securing Indebtedness having an aggregate principal amount (including all Indebtedness incurred pursuant to clause (e) above to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (q)), measured as of the date of the incurrence of any such Indebtedness (giving pro forma effect to the application of the proceeds therefrom and any transaction in connection with which such Indebtedness is being incurred), taken together with the amount of all Attributable Debt of the Company and its Subsidiaries at that time outstanding relating to Sale and Leaseback Transactions permitted under Section 4.9, not to exceed the greater of (a) 15% of the Company’s Consolidated Net Tangible Assets measured as of the date of the incurrence of any such Indebtedness (giving pro forma effect to the application of the proceeds therefrom and any transaction in connection with which such Indebtedness is being incurred) or (b) $1.5 billion.

For purposes of clause (q) of this definition of Permitted Liens, (i) with respect to any revolving credit facility secured by a Lien, the full amount of Indebtedness that may be borrowed thereunder will be deemed to be incurred at the time any revolving credit commitment thereunder is first extended or increased and will not be deemed to be incurred when such revolving credit facility is drawn upon and (ii) if a Lien of the Company or any of its Wholly Owned Domestic Subsidiaries is granted to secure Indebtedness that was previously unsecured, such Indebtedness will be deemed to be incurred as of the date such Indebtedness is secured.

“Principal Property” means any building, structure or other facility located within the United States (other than its territories and possessions) and owned by the Company or any Wholly Owned Domestic Subsidiary, the book value of which is not less than 1.0% of the Company’s Consolidated Net Tangible Assets. For purposes of this definition, book value will be measured at the time the relevant Lien is being created or, in the case of any Lien incurred pursuant to clause (q) of the definition of “Permitted Liens,” at the time the relevant secured Indebtedness is deemed to be incurred.

SECTION 1.02 Amendment of Section 1.4.

Clause (c) of Section 1.4 of the Original Indenture is amended and supplemented by deleting the existing clause in its entirety and replacing it with the following:

(c) references to “generally accepted accounting principles” and “GAAP” shall mean generally accepted accounting principles in effect as of the time when and for the period as to which such accounting principles are to be applied; provided that any obligations of the Company or any of its Subsidiaries (a) that were not or would not have been reflected on the consolidated balance sheet of the Company as capital lease obligations on the date hereof and (b) that are subsequently characterized or recharacterized as capital lease obligations due to a change in accounting treatment or otherwise after the date hereof, may, in the Company’s sole discretion, be deemed not to be treated as a capital lease obligation or Indebtedness;

SECTION 1.03 Amendment of Section 2.2.

Clause (l) of Section 2.2 of the Original Indenture is amended and supplemented by deleting the existing clause in its entirety and replacing it with the following:

(l) any Depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to Securities of such Series if other than those appointed herein;

SECTION 1.04 Amendment of Section 2.15.2.

Section 2.15.2 of the Original Indenture is amended and supplemented by deleting the existing section in its entirety and replacing it with the following:

Notwithstanding any provisions to the contrary contained in Section 2.7 of the Indenture and in addition thereto, any Global Security shall be exchangeable pursuant to Section 2.7 of the Indenture for Securities registered in the names of Holders other than the Depository for such Security or its nominee only if (i) such Depository notifies the Company that it is unwilling or unable to continue as Depository for such Global Security or, to the extent applicable, if at any time such Depository ceases to be a clearing agency registered under the Exchange Act, and, in either case, the Company fails to appoint a successor Depository within 90 days of such event, which to the extent applicable, shall be registered as a clearing agency under the Exchange Act, (ii) the Company executes and delivers to the Trustee an Officers’ Certificate to the effect that such Global Security shall be so exchangeable (subject to the procedures of the Depository) or (iii) an Event of Default with respect to the Securities represented by such Global Security shall have happened and be continuing. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Securities registered in such names as the Depository shall direct in writing in an aggregate principal amount equal to the principal amount of the Global Security with like tenor and terms.

Except as provided in this Section 2.15.2, a Global Security may not be transferred except as a whole by the Depository with respect to such Global Security to a nominee of such Depository, by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any such nominee to a successor Depository or a nominee of such a successor Depository.

SECTION 1.05 Amendment of Section 2.15.3.

Section 2.15.3 of the Original Indenture is amended and supplemented by deleting the existing section in its entirety and replacing it with the following:

Any Global Security issued to DTC hereunder shall bear a legend in substantially the following form:

“Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), New York, New York, to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co. has an interest herein.”

“Transfer of this Global Security shall be limited to transfers in whole, but not in part, to DTC, to nominees of DTC or to a successor thereof or such successor’s nominee and limited to transfers made in accordance with the restrictions set forth in the Indenture referred to herein.”

Any Global Security issued to a Depository other than DTC shall be in customary form with respect to such Depository.

SECTION 1.06 Amendment of Section 3.3.

Section 3.3 of the Original Indenture is amended and supplemented by deleting the existing section in its entirety and replacing it with the following:

Unless otherwise indicated for a particular Series by Board Resolution, a supplemental indenture hereto or an Officers’ Certificate, at least 15 days but not more than 60 days (except in the case of a conditional redemption) before a redemption date, the Company shall send a notice of redemption to each Holder whose Securities are to be redeemed and if any Bearer Securities are outstanding, publish on one occasion a notice in an Authorized Newspaper, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Series of Securities or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI hereof. Notwithstanding any other provision of this Indenture, notice of any redemption of the Securities may, at the Company’s discretion, be given prior to the completion thereof and be subject to one or more conditions precedent. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was delivered) as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed, or such notice may be rescinded at any time in the Company’s discretion if in the good faith judgment of the Company any or all of such conditions will not be satisfied. The Company will provide prompt written notice to the Trustee at least one business day prior to the Redemption Date rescinding or delaying such redemption in the event that any such condition precedent shall not have occurred, and such redemption and notice of redemption shall be rescinded and of no force or effect or delayed, as applicable. Upon receipt of such notice from the Company rescinding or delaying such redemption, the Trustee will promptly send a copy of such notice to the Holders of Securities to be redeemed in the same manner in which the notice of redemption was given.

The notice shall identify the Securities of the Series to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price (or if not then ascertainable, the manner of calculation thereof);

(c) the name and address of the Paying Agent;

(d) that Securities of the Series called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(e) that interest on Securities of the Series called for redemption ceases to accrue on and after the redemption date;

(f) the CUSIP number, if any; and

(g) any other information as may be required by the terms of the particular Series or the Securities of a Series being redeemed.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense as long as the Trustee is given at least 5 Business Days prior notice of the requested date of the giving of such notice (or such shorter notice as may be acceptable to the Trustee).

SECTION 1.07 Amendment of Section 4.9.

Section 4.9 of the Original Indenture is amended and supplemented by deleting the existing section in its entirety and replacing it with the following:

Unless otherwise indicated for a particular Series by a Board Resolution, a supplemental indenture or an Officers’ Certificate, the Company covenants and agrees for the benefit of the Holders of each Series of Securities that it will not, and will not permit any of its Wholly Owned Domestic Subsidiaries to, enter into any arrangement with any other Person pursuant to which the Company or such Wholly Owned Domestic Subsidiary leases any Principal Property that has been or is to be sold or transferred by the Company or such Wholly Owned Domestic Subsidiary to such other Person (a “Sale and Leaseback Transaction”), except that a Sale and Leaseback Transaction is permitted if the Company or such Wholly Owned Domestic Subsidiary would be entitled to incur Indebtedness secured by a Lien on the property to be leased (without equally and ratably securing the Securities of any Series) in an aggregate principal amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction.

In addition, the following Sale and Leaseback Transactions are not subject to the limitation in the immediately preceding paragraph and the provisions described in Section 4.10:

(a) temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

(b) leases between only the Company and a Subsidiary of the Company or only between Subsidiaries of the Company;

(c) leases where the proceeds from the sale of the subject property are at least equal to the fair market value (as determined in good faith by the Company) of the subject property and the Company applies an amount equal to the net proceeds of the sale to the retirement of long-term Indebtedness or to the purchase of other property or equipment used or useful in its business, within 365 days of the effective date of such sale; provided that in lieu of applying such amount to the retirement of long-term Indebtedness, the Company may deliver Securities or other debt securities to the applicable trustee for cancellation, such Securities or other debt securities to be credited at the cost thereof to the Company; and

(d) leases of property executed by the time of, or within 365 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of the subject property.

SECTION 1.08 Amendment of Section 4.10.

Section 4.10 of the Original Indenture is amended and supplemented by deleting the existing section in its entirety and replacing it with the following:

Unless otherwise indicated for a particular Series by a Board Resolution, a supplemental indenture or an Officers’ Certificate, the Company covenants and agrees for the benefit of the Holders of each Series of Securities that it shall not, and shall not permit any of its Wholly Owned Domestic Subsidiaries to, create, incur, assume or permit to exist any Lien (except Permitted Liens) on (1) any Principal Property or (2) the Capital Stock of any Subsidiary (other than an Immaterial Subsidiary), in each case to secure Indebtedness of the Company, any Subsidiary of the Company or any other Person, unless the Securities of each Series are secured, equally and ratably with such other Indebtedness (or on a senior basis if the Obligations so secured are subordinated Indebtedness), for so long as such other Indebtedness is so secured. Any Lien that is granted to secure the Securities of any Series pursuant to this Section 4.10 shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Securities of such Series pursuant to this Section 4.10.

SECTION 1.09 Amendment of Section 8.4.

Clause (1) of Section 8.4 of the Original Indenture is amended and supplemented by deleting the existing clause in its entirety and replacing it with the following:

(1) the Company must irrevocably deposit with the Trustee for such Securities, in trust, for the benefit of the Holders of such Securities, in cash or immediately available funds in U.S. dollars or the Foreign Currency in which such Securities may be denominated, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the outstanding Securities of such Series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether such Securities are being defeased to such stated date for payment or to a particular redemption date;

SECTION 1.10 Amendment of Section 8.7.

Section 8.7 of the Original Indenture is amended and supplemented by deleting the existing section in its entirety and replacing it with the following:

If, in connection with a Legal Defeasance or Covenant Defeasance, the Trustee or Paying Agent is unable to apply any U.S. dollars, Foreign Currency or non-callable Government Securities in accordance with Section 8.5, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and any applicable Guarantors’ obligations under this Indenture and the applicable Securities and the guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.5; provided, however, that, if the Company makes any payment of principal of or interest on any such Securities following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Securities to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 1.11 Amendment of Section 11.1.

Subclause (a)(ii) of Section 11.1 of the Original Indenture is amended and supplemented by deleting the existing section in its entirety and replacing it with the following:

(ii) all such Securities that have not been delivered to the Trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of such Securities, cash or immediately available funds in U.S. dollars or such applicable Foreign Currency in which such Securities are denominated, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such Securities not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

ARTICLE II

MISCELLANEOUS

SECTION 2.01 Trustee Matters. The recitals in this Sixth Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Sixth Supplemental Indenture as fully and with like effect as if set forth herein in full. The Trustee makes no representations as to the validity or sufficiency of this Sixth Supplemental Indenture.

SECTION 2.02 Ratification. The Original Indenture is in all respects ratified and confirmed, and, with respect to the Original Indenture and this Sixth Supplemental Indenture shall be read, taken and construed as one and the same instrument; provided that in case of conflict between this Sixth Supplemental Indenture and the Original Indenture, this Sixth Supplemental Indenture shall control. This Sixth Supplemental Indenture shall apply only to any Series of Securities issued on or after the date hereof, unless such provisions are amended or eliminated hereafter.

SECTION 2.03 Counterpart Originals. This Sixth Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

SECTION 2.04 Trust Indenture Act Controls. If any provision of this Sixth Supplemental Indenture limits, qualifies or conflicts with the duties imposed by operation of Section 318(c) of the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb), the imposed duties shall control.

SECTION 2.05 Effect of Headings. The Article and Section headings herein have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 2.06 Governing Law. This Sixth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 2.07 Provisions for the Sole Benefit of Parties and Holders. Nothing in the Original Indenture, as supplemented, amended and modified by this Sixth Supplemental Indenture expressed or implied, is intended or shall be construed to confer upon, or to give or grant to, any person or entity, other than the Company, the Trustee, the Paying Agent and the registered owners of the Notes, any legal or equitable right, remedy or claim under or by reason of the Indenture or any covenant, condition or stipulation hereof, and all covenants, stipulations, promises and agreements in the Indenture contained by and on behalf of the Company shall be for the sole and exclusive benefit of the Company, the Trustee, the Paying Agent and the Holders of Securities.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the day and year first above written.

L-3 COMMUNICATIONS CORPORATION

By:	/s/ Stephen M. Souza
Name: Stephen M. Souza
Title: Vice President and Treasurer

Guarantors:

ELECTRODYNAMICS, INC.

INTERSTATE ELECTRONICS CORPORATION

L-3 ADVANCED PROGRAMS, INC.

L-3 APPLIED TECHNOLOGIES, INC.

L-3 CHESAPEAKE SCIENCES CORPORATION

L-3 COMMUNICATIONS AIS GP CORPORATION

L-3 COMMUNICATIONS AVIONICS SYSTEMS, INC.

L-3 COMMUNICATIONS CINCINNATI ELECTRONICS CORPORATION

L-3 COMMUNICATIONS ELECTRON TECHNOLOGIES, INC.

L-3 COMMUNICATIONS EO/IR, INC.

L-3 COMMUNICATIONS ESSCO, INC.

L-3 COMMUNICATIONS FLIGHT CAPITAL LLC

L-3 COMMUNICATIONS FLIGHT INTERNATIONAL AVIATION LLC

L-3 COMMUNICATIONS FOREIGN HOLDINGS, INC.

L-3 COMMUNICATIONS INVESTMENTS INC.

L-3 COMMUNICATIONS MARIPRO, INC.

L-3 COMMUNICATIONS MOBILE-VISION, INC.

L-3 COMMUNICATIONS SECURITY AND DETECTION SYSTEMS, INC.

L-3 COMMUNICATIONS VECTOR INTERNATIONAL AVIATION LLC

L-3 COMMUNICATIONS VERTEX AEROSPACE LLC

L-3 COMMUNICATIONS WESTWOOD CORPORATION

L-3 DOMESTIC HOLDINGS, INC.

L-3 FUZING AND ORDNANCE SYSTEMS, INC.

L-3 UNIDYNE, INC.

L-3 UNMANNED SYSTEMS, INC.

PAC ORD INC.

POWER PARAGON, INC.

SPD ELECTRICAL SYSTEMS, INC.

SPD SWITCHGEAR INC.

As Guarantors

By:	/s/ Stephen M. Souza
Name:	Stephen M. Souza
Title:	Vice President and Treasurer

L-3 COMMUNICATIONS INTEGRATED SYSTEMS L.P., a Delaware limited partnership

As a Guarantor

By:	L-3 COMMUNICATIONS AIS GP CORPORATION, as General Partner

By:	/s/ Stephen M. Souza
Name:	Stephen M. Souza
Title:	Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch Title: Vice President